                                 EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of
U. S. Bancorp on Form S-4 of our report dated January 30, 1996 (February 11, 1996 as to the final paragraph of Note 2), appearing in the Annual Report on Form 10-K of U. S. Bancorp for the year ended December 31, 1995; to the reference to us under the headings "Experts," "THE MERGER - Conditions to the Consummation of the Merger," and "THE MERGER - Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus which is a part of the Registration Statement; and to the filing of our tax opinion dated
November 11, 1996, as an exhibit to the Registration Statement.



DELOITTE & TOUCHE LLP
November 14, 1996